EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT



Name                                            Percentage of Shares Owned

Tri City National Bank                                    100.0  %
(National Banking Association)

Tri City Capital Corporation                              100.0%(1)
(Nevada Corporation)

Title Service of Southeast Wisconsin, Inc.                100.0%(1)
(Wisconsin Corporation)


(1)Owned by Tri City National Bank